EXHIBIT 99.2

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Merridith Ingram
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                  CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                MAXWELL GRAPHIC ARTS OF PHILADELPHIA, PENNSYLVANIA

     HOUSTON, TEXAS -- March 31, 1999 -- Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed its acquisition of Maxwell Graphic Arts of Philadelphia, Pennsylvania. Maxwell is a full-service commercial printing company serving corporations, advertising and design firms, and marketing and communication professionals in eastern Pennsylvania, New Jersey and Washington D.C. Richard Maxwell, President, and Alan Kravitz, Vice President, will continue with the company in their current capacities. Representing the sellers in the transaction was Steven Blodgett of S.C. Blodgett & Co., Inc. of Malvern, Pennsylvania. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Maxwell enhances our already strong presence in this region of the country and continues our aggressive acquisition strategy. We look forward to advancing the growth of Maxwell as we extend our proven operating strategies and sound financial structure to the company and welcome Richard Maxwell, Alan Kravitz, and their team of dedicated employees."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies with annualized revenues in excess of $590 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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